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                                                                    EXHIBIT 99.1

(STURM, RUGER & CO., INC. LOGO)

       SOUTHPORT, CONNECTICUT 06890 U.S.A.


                              FOR IMMEDIATE RELEASE

For further information contact:
Stephen L. Sanetti, President and General Counsel:       203-259-7843


                STURM, RUGER ANNOUNCES RETIREMENT OF BOARD MEMBER

      SOUTHPORT, CT - October 8, 2004 - Sturm, Ruger & Company, Inc., (NYSE:
RGR) the nation's largest firearms manufacturer, announced that Gen. P.X. Kelley is retiring from the Company's Board of Directors at his own request, due to other commitments and personal reasons, effective immediately.

      "Gen. Kelley has been a Sturm, Ruger Board member for 15 years, 5 years longer than was his originally stated intent. We salute his many years of honorable service to the Company and sincerely wish him well," said Sturm, Ruger Chairman William B. Ruger, Jr.

      The Company's Nominating and Corporate Governance Committee will meet to consider candidates for nomination to succeed Gen. Kelley on its Board of Directors prior to the next regularly scheduled Board meeting to be held on October 21, 2004.

      Sturm, Ruger is the nation's leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel and titanium investment castings components for consumer industries. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.

                          STURM, RUGER & COMPANY, INC.

                     Arms Makers for Responsible Citizens(R)

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